Exhibit 23.1

Board of Directors
Kenloc, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the Registration Statement on Form S-1 Amendment No. 3 of Kenloc, Inc. of our report dated September 25, 2018, relating to the audit of the financial statements of Kenloc, Inc. (the “Company”) as of March 31, 2018 and for the period from February 12, 2018 to March 31, 2018. We further consent to the inclusion of our report dated December 13, 2018, relating to the interim review of the financial statements of Kenloc, Inc. as of September 30, 2018 and for the six-month period then ended.

/s/ WWC, P.C.

San Mateo, California	WWC, P.C.
February 4, 2019	Certified Public Accountants